                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is executed on this ____ day of October, 1999 by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1521 Locust Street, Philadelphia, Pennsylvania 19102 ("RAI") and SCOTT F. SCHAEFFER ("Schaeffer").

                                   BACKGROUND

         A. Since 1995, Schaeffer has been an officer of RAI and currently he serves as the Vice Chairman of RAI.

         B. Schaeffer and RAI desire to formally set forth the terms, conditions and agreements regarding Schaeffer's employment as Vice Chairman of RAI.

                                      TERMS

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound hereby, RAI and Schaeffer agree as follows:

         1. Employment. During the term of this Agreement, Schaeffer shall be employed as the Vice Chairman of the Board of Directors of RAI.

         2. Duties. Schaeffer shall report to and accept direction from the Chairman of the Board and from the Board. Schaeffer shall serve RAI diligently and to the best of his abilities, but Schaeffer shall be required to devote only so much of his time and attention to the business of RAI as may be required to fulfill his duties. It is recognized that Schaeffer in the past has participated, and it is agreed that Schaeffer in the future may participate in business endeavors separate and apart from RAI.

         3. Term. Schaeffer's employment hereunder shall continue in full force and effect for a period of three (3) years, unless sooner terminated in accordance with the provisions hereof. Such term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of three (3) years. Such automatic extensions shall cease upon RAI's written notice to Schaeffer of its election to terminate this Agreement at the end of the three (3) year period then in effect.

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         4.  Compensation.

             (a) Base Compensation. During the period of employment, RAI shall pay to Schaeffer "Base Compensation" to be established by the Board, initially in an amount equal to Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per annum base compensation which Schaeffer, under existing arrangements approved by the Board, is to receive during calendar 1999 (the "Initial Level"). The Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI's compensation of Schaeffer. It is understood that RAI, through the compensation committee of the Board, will review Schaeffer's performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon Schaeffer's performance.

             (b) Incentive Compensation. During the period of employment Schaeffer may receive incentive compensation in the form of cash bonus payments, stock option grants and other forms of incentive compensation, based upon Schaeffer's performance.

             (c) Reimbursement of Expenses. RAI shall reimburse Schaeffer for all reasonable expenses incurred by Schaeffer in the performance of his duties, including (without limitation) expenses incurred during business-related travel.

         5.  Benefits.

             Schaeffer shall be entitled to receive the following benefits from RAI independent of any other benefits which Schaeffer may receive from RAI or otherwise:

             (a) Participation in Benefit Plans. Schaeffer will participate in all employee benefit plans in effect during the term of Schaeffer's employment hereunder.

             (b) Temporary Disability. During any period that Schaeffer fails to perform his duties hereunder as a result of incapacity due to physical or mental illness Schaeffer shall continue to receive his full compensation at the rate then in effect for such period until his employment is terminated pursuant to paragraph 6(b) hereof.


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         6.  Termination.

             Schaeffer's employment hereunder shall terminate as follows:

             (a) Death. Schaeffer's employment shall terminate automatically upon the death of Schaeffer.

             (b) Disability. RAI may terminate this Agreement if Schaeffer becomes disabled by reason of any physical or mental disability whatsoever for more than two hundred forty (240) days in the aggregate during any calendar year and the Board determines, that Schaeffer, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a "Disability");

             (c) Termination by Schaeffer for Cause. Schaeffer may terminate his employment for cause upon thirty (30) days' prior written notice to RAI, with opportunity to cure any condition reasonably susceptible of cure. For the purposes of this paragraph 6(c), cause shall be deemed to exist if any of the following shall occur: (i) without the written consent of Schaeffer, a substantial change in the services or duties required of Schaeffer hereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of Schaeffer's current position, services or duties, or status with RAI; (ii) failure to continue Schaeffer's coverage under any RAI benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of RAI generally or is required by law or regulation; or (iii) any material breach by RAI of any provision of this Agreement;

             (d) Termination by Schaeffer Without Cause. Schaeffer may terminate this Agreement without cause upon one hundred eighty (180) days prior written notice to RAI.

             (e) Change of Control. Schaeffer may, in his discretion, terminate his employment upon a Change in Control or Potential Change in Control by sending a Notice of Termination.

             (f) Termination by RAI. In accordance with paragraph 3 hereof, RAI may terminate this Agreement at the end of the then current three (3) year term.

         7.  Effect of Termination.

             (a) Death. Upon the termination of Schaeffer's employment pursuant to paragraph 6(a) hereof due to Schaeffer's death, a death benefit shall be paid to Schaeffer's estate equal to the total amount payable to Schaeffer under this Agreement until expiration of the term then in effect, assuming that Schaeffer's total compensation for each year would be equal to the Average Compensation. The death benefit shall be paid in thirty-six (36) equal, consecutive monthly installments, beginning the first month following the month in which Schaeffer shall have died.


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             (b) Disability. Upon the termination of Schaeffer's employment pursuant to paragraph 6(b) hereof due to Schaeffer's disability, Schaeffer shall be entitled to receive a monthly disability benefit equal to one twelfth (1/12) of the product of (i) the Average Compensation, multiplied by (ii) seventy-five percent (75%). The disability benefit described above shall be paid to Schaeffer, beginning the first month following the termination pursuant to paragraph 6(b). Schaeffer's disability benefit shall cease if he resumes his employment with RAI on the terms provided in this Agreement. Disability payments made under this paragraph shall not be reduced by any payments made directly to Schaeffer by an insurance company.

             (c) For Cause; Change of Control. Upon the termination of this Agreement either (i) by Schaeffer for cause pursuant to paragraph 6(c) hereof,
(ii) by Schaeffer pursuant to paragraph 6(e) after a Change in Control or Potential Change of Control or (iii) by RAI pursuant to section 6(f) hereof, then RAI shall provide to Schaeffer the benefits described in Section 7(c)(1) and 7(c)(2) below (the "Severance Benefits").

                 (1) Lump-Sum Severance Payment. In lieu of any further compensation payments to Schaeffer for periods subsequent to the Date of Termination, RAI shall pay to Schaeffer a lump sum severance payment, in cash, without discount, equal to the sum of the total amount payable to Schaeffer under this Agreement until expiration of the term then in effect, assuming that Schaeffer's total compensation for each year would be equal to the Average Compensation.

                 (2) Continued Benefits. For a thirty-six (36) month period after the Date of Termination (the "Benefits Period"), RAI shall provide Schaeffer with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that Schaeffer was receiving immediately prior to the Date of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). During the Benefits Period, Schaeffer shall be entitled to elect to change his level of coverage and/or his choice of coverage options with respect to the Welfare Benefits to be provided by RAI to Schaeffer to the same extent that actively employed senior executives of RAI are permitted to make such changes.

             (e) Vesting of Options. Upon any termination of this Agreement, the vesting of all options to purchase securities of RAI granted to Schaeffer during his employment with RAI shall be accelerated to the later of the effective date of termination of this Agreement, or six months after the date such option was granted, and any provision contained in the agreements under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this paragraph 7(d).


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         8.  Gross-Up Payment.

             (a) In the event that (i) Schaeffer becomes entitled to any benefits or payments in connection with the termination of Schaeffer's employment, whether pursuant to the terms of this Agreement or otherwise, including without limitation the Severance Benefits (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the Excise Tax, RAI shall pay to Schaeffer an additional amount (the "Gross-Up Payment") such that the net amount retained by Schaeffer, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this paragraph 8(a), shall be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by Schaeffer, at RAI's expense and reasonably acceptable to RAI ("Tax Counsel"), are not excess parachute payments (within the meaning of Section 28OG(b)(1) of the Code).

             (b) For purposes of this Section 8, Schaeffer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Schaeffer's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Schaeffer applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Schaeffer). Except as otherwise provided herein, all determinations required to be made under this Section 8 shall be made by Tax Counsel.

             (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Schaeffer's employment, Schaeffer shall repay to RAI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Schaeffer to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Schaeffer's employment (including by reason of any payment the existence or amount of which cannot be determined at


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the time of the Gross-Up Payment), RAI shall make an additional Gross-Up Payment to Schaeffer in respect of such excess (plus any interest, penalties or additions payable by Schaeffer with respect to such excess) at the time that the amount of such excess is finally determined.

         9.  Indemnification.

             (a) If Schaeffer is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a "proceeding"), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of RAI or is or was serving at the request of RAI as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Schaeffer shall be indemnified and held harmless by RAI to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Schaeffer in connection therewith and such indemnification shall continue as to Schaeffer after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Schaeffer's heir, executors, and administrators; provided, however, that RAI shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by Schaeffer (other than a proceeding to enforce this paragraph 9) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by RAI the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI of an undertaking, by or on behalf of Schaeffer, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

             (b) The indemnification provided by this paragraph shall not be limited or exclude any rights, indemnities or limitations of liability to which Schaeffer may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI, by agreement, vote of the stockholders or disinterested directors of RAI or otherwise.


                                       6
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             (c) Schaeffer, in seeking indemnification under this Agreement (an
"Indemnitee"), shall give the other party or parties (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

             (d) Schaeffer will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of RAI or its affiliates, which such insurance shall be paid by RAI.

         10. Definitions. Any terms not otherwise defined herein shall have the following meaning:

             (a) "Average Compensation" means the average of the three highest amounts of annual total compensation received by Schaeffer during any of the then current calendar year (on an annualized basis) and the then preceding eight
(8) calendar years.

             (b) "Board" means the Board of Directors of RAI.

             (c) A "Change in Control" means the occurrence of any of the following events:

                 (1) RAI's shareholders approve (or, in the event no approval of RAI's shareholders is required, RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being


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converted into voting securities of the surviving entity) at least sixty percent
(60%) of the combined voting power immediately after such Fundamental
Transaction of (i) RAI's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

                 (2) the shareholders of RAI approve a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI's assets; or

                 (3) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

             (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (e) "Control Effort" means any acting together or undertaking efforts to act together by any Person or Persons, excluding employee benefit plans of RAI, who are, or seek in any direct or indirect manner to become, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of RAI representing twenty-five percent (25%) or more of the combined voting power of RAI's then outstanding securities.

             (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             (g) "Excise Tax" means any excise tax imposed under Section 4999 of the Code or a similar provision that may later be enacted.

             (h) "Notice of Termination" After a Potential Change in Control or a Change in Control, Schaeffer may terminate this Agreement by sending a written notice to RAI that shall (i) specify the date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances for the application of the provisions indicated.


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             (i) "Person" shall have the meaning given in Section 3(a)(9) of the
Exchange Act and shall also include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

             (j) "Potential Change in Control" means the occurrence of any of the following:

                 (1) the Board approves a transaction described in Subsection
(2) of the definition of Change in Control contained in paragraph 10(c) hereof;

                 (2) the commencement of a proxy or other contest or effort to effectuate a Change in Control; or

                 (3) a Control Effort.

             (k) "RAI" means Resource America, Inc., a Delaware corporation and any direct or indirect subsidiary of RAI by which Schaeffer is employed. References to payments, benefits, privileges or other rights to be provided by RAI or such subsidiary by which Schaeffer is employed, as the case may be, will correspond to the corporate entity obligated to make payments or provide benefits, privileges or other rights pursuant to employee benefit plans affected by the provisions hereof, and in the absence of any such existing plans or provisions, such reference shall be deemed to be to RAI. RAI shall also mean any successor by merger or other business combination to more than one-half of the assets or ownership of RAI.

         11. Miscellaneous.

             (a) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

             (b) Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

             (c) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.


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             (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the principles of conflicts of laws.

             (e) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this section.

             If to RAI:
             Resource America, Inc.
             1521 Locust Street, Suite 400
             Philadelphia, PA  19102

             If to Schaeffer:
             Scott F. Schaeffer
             1521 Locust Street, Suite 400
             Philadelphia, PA 19102

             (f) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.


                           [INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day first above written.


                                                 RESOURCE AMERICA, INC.


                                                 By:____________________________



                                                 SCOTT F. SCHAEFFER

                                                 _______________________________


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STATE OF PENNSYLVANIA      :
                           :
COUNTY OF PHILADELPHIA     :



         On this ___ day of October, 1999, before me, the undersigned, a Notary Public in and for said state personally appeared Edward E. Cohen and Scott F. Schaeffer, on behalf of Resource America, Inc., a Delaware corporation, known to me or proved to me to be the persons who executed the within instrument of behalf of said corporation and acknowledged to me that they executed the same for the purposes therein stated.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

                                            ____________________________________
                                                        Notary Public


My Commission Expires: